Exhibit 99.1

Company Contact:	Investor Relations Contacts:
BioSphere Medical, Inc.	Lippert/Heilshorn & Associates, Inc.
Martin Joyce, EVP & CFO	Kim Golodetz
(781) 681-7925	(kgolodetz@lhai.com)
www.biospheremed.com	(212) 838-3777
Bruce Voss
(bvoss@lhai.com)
(310) 691-7100

BIOSPHERE MEDICAL SECOND QUARTER LOSS NARROWS SIGNIFICANTLY ON

14% GROWTH IN U.S. EMBOLICS AND DELIVERY SYSTEMS REVENUE

Conference call to be held July 30 at 8:30 a.m. eastern time

ROCKLAND, Mass. (July 29, 2009) — BioSphere Medical, Inc. (NASDAQ: BSMD) (“BioSphere” or the “Company”) — a medical device company that has pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by a minimally invasive, image-guided medical procedure called embolotherapy — today reported financial results for the three and six months ended June 30, 2009.  Highlights of the second quarter of 2009 and subsequent weeks include:

•                  Net loss per share was $0.04 during the second quarter of 2009, down sharply from a net loss per share of $0.07 in the second quarter of 2008

•                  Total U.S. embolics and delivery systems revenue was $6.24 million, an increase of 14% over the same period in 2008

•                  Total worldwide embolics and delivery systems revenue was $7.94 million, an increase of 9% over the same period in 2008

•                  Record total worldwide revenue was $8.11 million, an increase of 7% over the same period in 2008

•                  An exclusive agreement was signed in April 2009 with Nippon Kayaku Co., Ltd. for the distribution of HepaSphere™ Microspheres and Embosphere® Microspheres in Japan, subject to marketing approval

Commentary

Richard Faleschini, BioSphere’s president and chief executive officer, said, “We are pleased with the progress we’ve made with our U.S. sales and marketing programs, and this progress became more evident in our financial results.  Our loss narrowed considerably over the prior-year period as our revenue grew on lower marketing and sales spend, indicating the leverage we have realized in our business as our relatively new sales force became more skillful and our hospital partners increased their co-marketing with us.  We view our financial performance as especially strong, given the challenging economic climate.  Thus, through our market development campaigns, we believe that the major constituencies for UFE — physicians, hospitals, and women with symptomatic fibroids — have grown more aware of the value of this procedure, from both the clinical and economic perspective, and we believe this is affecting our performance positively.

“As we announced previously, we entered into an exclusive agreement with Nippon Kayaku for the distribution of HepaSphere Microspheres and Embosphere Microspheres in Japan, and we have received a $1.00 million milestone payment under the agreement.  Nippon Kayaku is a leading, well-respected fine chemical and pharmaceutical company with a substantial oncology franchise.  We are confident that they are well positioned to gain regulatory approval for our products and drive market adoption.”

Mr. Faleschini concluded, “Finally, we continue to be heartened by the progress we’ve made in our liver cancer business.  Recent independent studies of HepaSphere loaded with doxorubicin are encouraging; therefore, we are seeking to further penetrate this potentially very large market.  Thus, we are formulating our plans to undertake the clinical trial necessary for a regulatory filing in the U.S. to market our drug-eluting QuadraSphere® for the treatment of primary liver cancer.  We have forwarded materials to the FDA for its consideration, and look forward to a follow-on meeting with them to develop a course of action.  In addition, with the increased use of Embosphere Microspheres for the treatment of hypervascularized malignant tumors, such as primary liver cancer, and the positive interim results from our previously announced Embosphere-Avastin® study, we are advancing our market development plans for the use of Embosphere Microspheres in liver cancer, with a goal of further growing our revenues from this product.”

Financial Results

Total worldwide revenue for the second quarter of 2009 was $8.11 million, an increase of 7%, compared with $7.61 million for the second quarter of 2008. Worldwide revenue from sales of embolics and delivery systems for the second quarter of 2009 was $7.94 million, up 9% from $7.31 million in the prior year.  Revenue from gastric products, which were phased out last year, was negligible in the second quarter of 2009, compared with $0.20 million in the second quarter of 2008.  Revenue from licensing and a milestone payment under the Nippon Kayaku distribution agreement was $0.17 million, compared to $0.10 million in the same period last year.

U.S. sales of embolics and delivery systems rose 14% to $6.24 million in the second quarter of 2009, compared with $5.45 million in the second quarter of 2008.  Revenue from embolics and delivery systems in Europe, the Middle East and Africa (EMEA) in the second quarter of 2009 was $1.06 million, a decrease of 16% compared with $1.26 million for the same period in 2008.  The revenue decline was primarily due to the impact of the stronger U.S. dollar compared to the same period last year.  In markets outside of the United States and EMEA, product revenue was $0.64 million for the second quarter of 2009, compared with $0.60 million for the same period in 2008.

Gross profit rose to $6.20 million, or 76.4% of revenue, for the second quarter of 2009, compared with gross profit of $5.62 million, or 73.9% of revenue, for the second quarter of 2008. The gross profit margin improvement reflects the positive benefit of the shutdown of the low gross margin gastric products business in Europe in 2008.

Operating expense for the second quarter of 2009 was $6.55 million, compared with $6.89 million for the second quarter of 2008.  The decrease was primarily due to lower marketing expenses in the U.S. and Europe.

Operating loss for the second quarter of 2009 declined significantly to $0.35 million, compared with $1.26 million in the same period of 2008.

Net interest income for the second quarter of 2009 was negligible, compared with net interest income of $0.11 million for the second quarter of 2008, reflecting the near-zero interest rate on treasury securities, which make up the majority of the Company’s investment portfolio.  Foreign exchange loss and other expense for the second quarter of 2009 was $0.17 million, primarily due to the weakening of the U.S. dollar against the euro since the end of the first quarter of 2009, compared with an immaterial foreign exchange gain and other expense for the second quarter of 2008.

The quarterly preferred stock dividend for the second quarter of 2009 was $0.15 million, unchanged from the second quarter of 2008.

Net loss applicable to common stockholders for the second quarter of 2009 was $0.67 million, or $0.04 per share, an improvement of 48% when compared with a net loss applicable to common stockholders of $1.30 million, or $0.07 per share, in the same period last year.

As of June 30, 2009, BioSphere had cash, cash equivalents and marketable securities of $17.70 million, up $1.71 million from March 31, 2009 and compared with $18.24 million at December 31, 2008.  In the second quarter of 2009, BioSphere generated positive operating cash flow of $0.33 million, received a $1.00 million milestone payment from Nippon Kayaku, and $0.38 million from the French government’s economic stimulus program.

Sales by therapeutic area in the second quarter of 2009 were as follows:

•                  Worldwide sales of embolics used in interventional gynecology, or UFE, rose 8% to $5.93 million compared with the second quarter of 2008, which includes U.S. sales of $4.91 million, an increase of 13%, and sales outside of the U.S. of $1.02 million, a decrease of 9%.

•                  Worldwide sales of embolics used in interventional oncology rose 14% to $1.63 million compared with the second quarter of 2008, which includes U.S. sales of $1.18 million, an increase of 28%, and sales outside of the U.S. of $0.45 million, a decrease of 12%.

•                  Worldwide sales of delivery systems were $0.38 million compared with $0.39 million in the second quarter of 2008, which includes U.S. sales of $0.15 million, and sales outside of the U.S. of $0.23 million.

For the six months ended June 30, 2009, total sales were $15.39 million, compared with $14.82 million in the prior year’s period, an increase of 4%.  Net loss attributable to common stockholders was $2.45 million, or $0.14 per share, compared with $2.85 million, or $0.16 per share in the six months ended June 30, 2008.

Conference Call and Webcast

The Company will host a conference call to discuss these results and answer questions on July 30, 2009 beginning at 8:30 a.m. Eastern time.  The dial-in number is 1-888-563-6275 (U.S./Canada) or +706-643-3137 (International), and the conference ID is 19208076.  The live webcast will be available in the “Investors” section of BioSphere’s Web site at www.biospheremed.com.  A replay of the webcast will also be available at BioSphere’s Web site.

About BioSphere Medical, Inc.

BioSphere Medical, Inc. seeks to pioneer and commercialize minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology.  The Company’s core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications.  BioSphere’s principal focus is the use of its products for the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE.  The Company’s products continue to gain acceptance in this rapidly emerging procedure, as well as in a number of other new and established medical treatments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected benefits of the Company’s sales and marketing strategies, the Company’s plans for growing its interventional oncology business, the Company’s expectations regarding the benefits of its agreement with Nippon Kayaku and the Company’s plans to develop its liver cancer program and grow revenue correspondingly.   The Company may use words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “estimates,” “should,” “intends,” “looking forward,” and similar expressions to identify these forward-looking statements.  These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions.  There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict, including, without limitation, risks relating to:

•                  the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products;

•                  the failure of the Company to increase the rate of UFE procedures, and concomitant use of its products for UFE, with its sales and marketing strategies;

•                  the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates, including, without limitation, the risk that the Company will not gain necessary regulatory approvals to market and sell its products in Japan through its agreement with Nippon Kayaku;

•                  the Company’s ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

•                  the absence of, or delays or cancellations of, product orders;

•                  delays, difficulties or unanticipated costs in the introduction of new products;

•                  competitive pressures;

•                  the risk of adverse outcomes in the Company’s previously disclosed product liability claims, which could adversely impact market acceptance of products and materially adversely affect the Company’s operating results;

•                  the inability of the Company to successfully execute on its plans and strategies for future growth, including its plans to grow its business in both the UFE and interventional oncology fields and its plans for international growth;

•                  the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

•                  general economic and market conditions, both domestic and abroad; and

•                  risk factors described in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31 2008 and the Form 10-Q for the quarter ended March 31, 2009 each as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

(Tables to follow)

BioSphere Medical, Inc.

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS

As of June 30, 2009 and December 31, 2008

(in thousands, unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and investments	$17,699	$18,239
Accounts receivable, net	5,023	4,729
Inventories	3,408	3,762
Prepaid expenses and other current assets	519	663
Property and equipment, net	970	989
Goodwill	1,443	1,443
Other assets	392	403

Total assets	$29,454	$30,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$5,207	$5,402
Deferred revenue	951	63
Capital lease obligations	12	17
Stockholders’ equity	23,284	24,746

Total liabilities and stockholders’ equity	$29,454	$30,228

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2009 and 2008

(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues	$8,111	$7,611	$15,395	$14,825

Costs and expenses:
Cost of revenues	1,914	1,990	3,755	4,033
Research and development	704	770	1,690	1,417
Sales	2,623	2,615	5,340	5,266
Marketing	1,311	1,693	2,825	3,017
General and administrative	1,702	1,672	3,599	3,308
Patent	205	135	377	402

Total costs and expenses	8,459	8,875	17,586	17,443

Loss from operations	(348)	(1,264)	(2,191)	(2,618)
Other income and expenses, net	(174)	105	27	57

Net Loss	(522)	(1,159)	(2,164)	(2,561)

Preferred stock dividends	(145)	(145)	(289)	(289)

Net loss applicable to common stockholders	$(667)	$(1,304)	$(2,453)	$(2,850)

Net loss per common share
Basic and diluted	$(0.04)	$(0.07)	$(0.14)	$(0.16)

Weighted average common shares outstanding
Basic and diluted	18,035	17,979	18,024	17,970